Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Thomas A. Young, Jr.
May 2, 2005		Paul M. Harbolick, Jr.
(703)814-7200

Alliance Bankshares Reports 1st Quarter 2005 Results

Robust loan growth continues at Alliance

CHANTILLY, VA – Alliance Bankshares Corporation (NASDAQ: ABVA) today reported financial results for the first quarter 2005 and its nineteenth consecutive quarterly profit. For the quarter ended March 31, 2005, the Company reported earnings of $670 thousand.

Thomas A. Young, Jr., President and Chief Executive Officer of Alliance Bankshares, commented, “We are pleased with the strong loan growth experienced in 2004 and continuing into the first quarter of 2005. The expanded commercial banking team contributed directly to the 80.2% growth in the loan portfolio to a record level of $224.8 million as of March 31, 2005 compared to March 31, 2004. Despite the rapid growth in our loan portfolio over the past year, we believe that our strong credit quality has been maintained. The first quarter reflects the strong and growing earnings power of the “core bank.” Our net income was $670 thousand for the first quarter 2005 or 4.4% greater than the first quarter 2004 results despite significantly lower mortgage banking revenue and lower gains on sales of securities. The first quarter mortgage banking production is typically the softest period. In addition, the basic operations of the mortgage banking subsidiary have been re-organized and we expect subsequent quarterly positive trends. Our net interest margin has grown to 3.38% or 43 basis points greater than the first quarter 2004 level of 2.95%. Our net interest income has grown proportionality to $3.9 million or 59.0% greater than the first quarter 2004 level of $2.4 million.”

Total assets soared to a record $563.5 million as of March 31, 2005, an increase of $102.9 million or 22.3% over the 2004 level of $460.9 million. The Bank’s deposit initiatives continue to generate strong results as total deposits amounted to $445.1 million an increase of $93.5 million over the March 31, 2004 level of $351.6 million. Investment securities as of March 31, 2005 grew to $222.1 million or $28.5 million greater than the March 31, 2004 level of $193.6 million.

Earnings per share, diluted amounted to $.13 for the first quarter of 2005 compared to $.15 for the same period in 2004 despite the increased net income. In February 2004, the organization completed a stock offering of 1,481,470 shares. As a result of the mid first quarter 2004 stock offering the 2004 diluted shares are substantially lower than the first quarter 2005 diluted shares.

      Thomas P. Danaher, Chairman of the Board of Directors for Alliance Bankshares Corporation reiterated Mr. Young’s comments, “The core bank is operating at a solid and growing performance level.” He further commented, “Appointing Mr. Grace as President of Alliance Home Funding in February 2005 provides the leadership necessary to improve and maximize the performance of our mortgage banking unit.”

      Alliance Bankshares Corporation is a locally managed community banking organization based in Northern Virginia. The independent status of the organization allows the bank’s management to create, implement and maintain banking services with a level of flexibility, creativity and discretion that is not possible with larger institutions.

      Some of the matters discussed herein may include forward-looking statements. These forward-looking statements may include statements regarding profitability and financial and other goals. These statements are based on certain assumptions and analyses by the Company and other factors it believes are appropriate in the circumstances. However, the Company’s expectations are subject to a number of risks and uncertainties and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forwarding-looking statements made herein are qualified by these cautionary statements and cautionary language in the Company’s most recent report on Form 10-KSB and other documents filed with the Securities and Exchange Commission

More information on Alliance Bankshares Corporation can be found online at
www.alliancebankva.com, or by phoning an Alliance office.

###

ALLIANCE BANKSHARES CORPORATION
Balance Sheets

	March 31,	December 31,	March 31,
	2005*	2004	2004*
	(Dollars in thousands, except per share)
ASSETS
Cash and due from banks	$22,025	$29,467	$23,962
Federal funds sold	71,363	1,139	99,641
Investment securities available-for-sale, at fair value	222,001	209,041	193,481
Investment securities held-to-maturity, at amortized cost	100	100	100

Loans held for sale	16,559	24,746	14,076
Loans, net of unearned discount and fees	224,764	209,204	124,713
less: allowance for loan losses	(2,510)	(2,300)	(1,509)

Loans, net	222,254	206,904	123,204

Premises and equipment, net	2,347	2,156	1,971
Other assets	6,817	6,167	4,422

TOTAL ASSETS	$563,466	$479,720	$460,857

LIABILITIES AND STOCKHOLDERS’ EQUITY

Non-interest bearing deposits	$181,265	$128,287	$142,884
Interest-bearing deposits	263,854	227,404	208,716

Total deposits	445,119	355,691	351,600

Repurchase agreements, federal funds purchased and other borrowings	40,555	45,352	31,486
Federal Home Loan Bank advances	20,000	20,000	20,000
Trust Preferred Capital Notes	10,310	10,310	10,310
Other liabilities	1,628	1,745	1,823
Commitments and contingent liabilities	—	—	—

TOTAL LIABILITIES	517,612	433,098	415,219

STOCKHOLDERS’ EQUITY	45,854	46,622	45,638

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$563,466	$479,720	$460,857

*	Unaudited financial results

ALLIANCE BANKSHARES CORPORATION
Income Statements

	Quarter Ended	Quarter Ended
	March 31,	March 31,
	2005*	2004*
	(Dollars in thousands, except per share)
INTEREST INCOME:
Loans	$3,624	$1,830
Investment securities	2,155	2,036
Federal funds sold	203	89

Total interest income	5,982	3,955

INTEREST EXPENSE:
Deposits	1,517	1,115
Purchased funds and other borrowings	585	400

Total interest expense	2,102	1,515

Net interest income	3,880	2,440
Provision for loan losses	212	85

Net interest income after provision for loan losses	3,668	2,355

OTHER INCOME:
Deposit account service charges	49	40
Gain on sale of loans	624	1,129
Net gain (loss) on sale of securities	(27)	277
Net gain on trading activities	—	22
Other operating income	74	71

Total other income	720	1,539

OTHER EXPENSES:
Salaries and employee benefits	1,946	1,744
Occupancy expense	296	291
Equipment expense	187	157
Operating expenses	1,262	889

Total other expenses	3,691	3,081

INCOME BEFORE INCOME TAXES	697	813
Income tax expense	27	171

NET INCOME	$670	$642

Net income per common share, basic	$0.14	$0.17

Net income per common share, diluted	$0.13	$0.15

Weighted average number of shares, basic	4,795,825	3,866,312

Weighted average number of shares, diluted	5,103,873	4,259,043

*	Unaudited financial results

ALLIANCE BANKSHARES CORPORATION
Statistical Information

	March 31,	March 31,
	2005*	2004*
	(Dollars in thousands, except per share)
Performance Information:

For The Quarter Ended,
Earnings per share, basic	$0.14	$0.17
Earnings per share, diluted	0.13	0.15
Return on average assets	0.53%	0.69%
Return on average equity	5.82%	8.58%
Net interest margin**	3.38%	2.95%

Loan Growth	7.4%	5.0%
Asset Growth	17.5%	29.0%
Deposit Growth	25.1%	27.1%
Demand Deposits/Total Deposit	40.7%	40.6%

Credit Quality Ratios:***
Allowance for loan losses to total loans	1.12%	1.21%
Allowance for loan losses to non-accrual loans	NM	NM
Allowance for loan losses to nonperforming assets	NM	NM
Nonperforming assets to total assets	0.00%	NM
Net chargeoffs to average loans	0.00%	0.02%

Capital Information:
Book value per share	$9.56	$9.62
Tier I risk-based capital ratio	19.7%	22.6%
Total risk-based capital ratio	20.5%	23.4%
Leverage capital ratio	11.6%	12.2%
Total equity to total assets ratio	8.1%	9.9%

*	Unaudited financial results

**	On a fully tax-equivalent basis assuming a 34% federal tax rate.

***	Nonperforming loans are defined as non-accrual loans.

Nonperforming assets are defined as non-accrual loans and OREO.

The allowance for loan losses includes a specific allocation for impaired loans.

NM = Not Meaningful